Exhibit 10.2

June 20, 2011

Mr. George Strayton President and Chief Executive Officer Provident New York Bancorp 400 Rella Boulevard Montebello, New York 10901

Dear George:

The Board of Directors has asked me to accept on its behalf your decision to retire as President and Chief Executive Officer of Provident New York Bancorp and Provident Bank (together, the “Bank”) effective July 5th, 2011.  The Board would like to express its appreciation for your outstanding record of achievement for the Bank over the past 25 plus years.  Under your leadership, the Bank has evolved into a publicly-held institution, made several successful acquisitions, seen an almost ten-fold  increase in total deposits, and achieved an enviable market position and reputation.  In recent years, you have successfully guided the Bank through turbulent economic times.

As the result of your retirement and the transition to a successor President and CEO, your employment with the Bank will be terminating prior to the October 31, 2011 scheduled expiration of your December 8, 2008 employment agreement with the Bank.  In light of the early termination of your employment, the terms of your employment agreement, and your having voluntarily foregone certain prior compensation awards and payments from the Bank, the Bank will make a lump sum payment to you on January 5, 2012 in the amount of $340,341.  In addition, in recognition of the foregoing, your record of accomplishment with the Bank, and the Bank’s performance during your tenure (including for the current fiscal year), the Bank will pay a lump sum bonus to you on January 5,  2012 in the amount of $441,820 (which represents 75% of your current annual base salary).  These payments will be subject to applicable withholdings and will not count as compensation for purposes of any of the Bank’s benefit plans and programs.

You agree that the payments described in the preceding paragraph are in lieu of any rights you may have to severance payments or benefits under your employment agreement with the Bank, any bonus entitlement you may have under the Bank’s Executive Officer Incentive Plan, and any other rights you might have in connection with your retirement and termination of employment (other than vested rights to benefits under the Bank’s compensation and benefit plans, which will be paid in accordance with the terms of such plans).

On behalf of the Board, I want to thank you for your extraordinary dedication and service to the Bank.  As you know, under Bank policy, termination of employment is deemed to constitute voluntary resignation from the Board.  As we have discussed with you, however, the Board, with the recommendation of its Corporate Governance Committee, has determined that in light of the benefits to the Bank of your continuing Board service, it does not wish to accept your resignation.  We are pleased that you are willing to remain a director and look forward to continuing to work with you in that capacity.

Sincerely yours,
Provident New York Bancorp and Provident Bank By: /s/ William F. Helmer
William F. Helmer
Chairman of the Board

Agreed and accepted:
/s/ George Strayton
George Strayton